Exhibit 10.1

EXECUTION COPY

LLC INTEREST PURCHASE AGREEMENT

Dated as of May 9, 2005

Between

ENOVIA CORP.,

SoftSRM, LLC,

i2 TECHNOLOGIES US, INC.

and

i2 TECHNOLOGIES, INC.

LLC INTEREST PURCHASE AGREEMENT

This LLC Interest Purchase Agreement dated as of May 9, 2005 (as amended or otherwise modified, the “Agreement”) is between ENOVIA CORP., a Delaware corporation (the “Buyer”), SoftSRM, LLC, a Delaware limited liability company (the “Company”), i2 TECHNOLOGIES US, INC., a Nevada corporation (the “Seller”) and i2 TECHNOLOGIES, INC., a Delaware corporation (“Seller Parent”).

RECITALS

WHEREAS, Seller Parent, through the Seller, organized the Company for the purpose of developing, together with Dassault Systèmes SA, a French corporation (“DS Parent”), Sourcing for Direct Material (“SDM”) solutions by integrating relevant parts of DS Parent’s Products Lifecycle Management (“PLM”) solutions with Seller Parent’s Supply Relationship Management (“SRM”) solution to create SDM solutions;

WHEREAS, DS Parent, Seller and the Company have entered into a Perpetual Source Code License Agreement dated even date herewith (the “License Agreement”) and a Maintenance and Support Agreement also dated even date herewith (the “Support Agreement”) to govern such relationship and such agreement represents a substantial portion of the value of the Company to the Buyer;

WHEREAS, the Seller is the record and beneficial owner of all of the outstanding limited liability company interests of the Company (the “Purchased Interests”); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Purchased Interests upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer, the Company, the Seller and Seller Parent hereby agree as follows:

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Acquired Companies” means, collectively, the Company and DevCo.

“Affiliate” with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the Equity Interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of Equity Interests at such time.

“Ancillary Agreements” means the License Agreement, the Support Agreement, the Contractor Agreements, and the Intercompany Agreement.

“Budget” means the expense budget agreed to between the parties and attached hereto as Schedule 1.1 with respect to the organization of the Company and its operating expenses prior to the Closing Date.

“Business” means the design, development, marketing and sale of integrated SRM (Supplier Relationship Management) and PLM (Product Lifecycle Management) software applications.

“Business Day” means any weekday other than a weekday on which banks in Dallas, Texas, Paris, France, or Bangalore, India are authorized or required to be closed.

“Buyer Expenses” means the expenses with respect to the organization of the Company and its operation prior to the Closing Date actually incurred and documented by DS Parent and its Subsidiaries in accordance with the Budget but shall not include any such expenses that exceed the amounts set forth in the Budget or any such expenses invoiced to and paid by an Acquired Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Technology” means any and all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing used or useful in connection with the Business and any and all Intellectual Property in any and all such technology.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), made directly or indirectly by an Acquired Company to such Person or Affiliates of such Person.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Purchased Interests and (b) the execution, delivery and performance of the Ancillary Agreements.

“Contractor Agreements” means the form of Vendor Services Agreement and attached Statement of Work between i2 India and Newco and the form of Vendor Services Agreement and attached Statement of Work between the Seller and Newco substantially in the forms of Exhibits 1.1.1 (a) and 1.1.1(b) with the individuals identified on Schedule 3.18(a) as being contracted by i2 India or the Seller, as the case may be, to Newco.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt,) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“DevCo” means SoftSRM Development India Private Ltd., an Indian corporation and a wholly-owned Subsidiary of the Company organized under the laws of the State of Karnataka.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option,

warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“i2 India” means i2 Technologies India Private Ltd., an Indian corporation and an indirect wholly-owned subsidiary of Seller Parent organized under the laws of the State of Karnataka.

“Indemnity Claim” means a claim for indemnity under Section 10.1 or 10.2, as the case may be.

“Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim under Section 10.1 or 10.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claims, the Buyer Indemnified Person or the Seller Indemnified Person under Section 10.1 or 10.2, as the case may be, against whom such claim is asserted.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

(a) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(d) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and

(e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Intercompany Agreement” means the Intercompany Agreement between Newco and DevCo substantially in the form of Exhibit 1.1.1(c).

“Interests” means the limited liability company membership interests of the Company.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licenses” means any license, sublicense or other Contractual Obligation pursuant to which an Acquired Company uses Company Technology that is owned by any Person besides an Acquired Company.

“Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets, prospects or condition (financial or otherwise) of the Acquired Companies which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets, prospects or condition (financial or otherwise) of the Acquired Companies, taken as a whole, including, without limitation, any such change in or effect on Seller or Seller Parent.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable laws, rules or regulations or other social security and (d) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller Expenses” means the expenses with respect to the organization of the Company and its operation prior to the Closing Date actually incurred and documented by Seller Parent and its Subsidiaries (including the Company and including any Buyer Expense invoiced to and paid by any Acquired Company) in accordance with the Budget (from which certain amounts as indicated in the Budget shall be deducted), it being understood that Seller Expenses shall not include any such expenses that exceed the amounts set forth in the Current Expenditure Plan table in the Budget.

“Seller’s Knowledge” means the actual knowledge, after reasonable investigation, of the Seller, the officers of the Acquired Companies and such other employees of the Acquired Companies who would be reasonably expected to have knowledge of the matter in question.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the regulations promulgated under the Code.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section
Assets	3.8
Buyer Indemnified Person	10.1
Closing	2.2
Closing Date	2.2
Company Plan	3.14.2
Current Liability Policies	3.21
Disclosed Contract	3.15
Documentation	2.4
Drop Dead Date	9.1
Employee	3.18
Employee Plan	3.14.1
Independent Expert	2.4
Liability Policies	3.21
License Agreement	Recitals
Losses	10.1
Notice of Objection	2.4
Purchased Interests	Recitals
Purchase Price	2.1.1
Real Property	3.9.1
Seller Indemnified Person	10.2
SRM	Recitals
Statement	2.4
Support Agreement	Recitals
Termination Date	9.1
Third Party Claim	10.4.1

2. PURCHASE AND SALE OF PURCHASED INTERESTS.

2.1. Purchase and Sale of Purchased Interests. At the Closing, subject to the terms and conditions of this Agreement, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Seller, the Purchased Interests.

2.1.1 Purchase Price. The aggregate consideration for all of the Purchased Interests in the Company will be US $10,000,000 plus an amount equal to all Seller Expenses (the “Purchase Price”). The Purchase Price will be subject to adjustment in accordance with Section 2.4.

2.2. The Closing. The purchase and sale of the Purchased Interests (the “Closing”) will take place at the offices of Ropes & Gray LLP at 45 Rockefeller Plaza, New York, New York on June 13, 2005 or at such other place and on such other date as the Buyer and the Seller may agree in writing (the “Closing Date”), in each case, subject to the satisfaction of the conditions set forth in Sections 7 and 8 which can be satisfied prior to closing. Except as otherwise provided in Section 9, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

2.3. Closing Deliveries. At the Closing, the Buyer will deliver to the Seller cash in the amount of US $10,000,000 by wire transfer of immediately available federal funds to the accounts designated in writing not fewer than two Business Days prior to the scheduled Closing Date.

2.4. Post-Closing Adjustment. (a) Within ten (10) days after the Closing Date, the Seller shall provide to the Buyer, a statement as to the computation of the Seller Expenses (the “Statement”) together with documentation (the “Documentation”) as to the Seller Expenses in accordance with Schedule 1.1. Unless the Buyer notifies the Seller in writing within thirty (30) days after the Buyer’s receipt of the Documentation of any objections to the computation of the Seller Expenses (the “Notice of Objection”), the Seller’s computation shall become final and binding.

(b) During such 30-day period, Buyer and its representatives shall be permitted to review the working papers of the Seller and the Seller’s accountants relating to the Statement, and the Seller shall provide the Buyer and its representatives any information reasonably requested and shall provide them access at all reasonable times to the Seller’s personnel, properties, books and records relating to the Business for such purpose. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.

(c) If the Buyer provides the Notice of Objection to the Seller within such 30-day period, the Buyer and the Seller shall, during the 30-day period following the Buyer’s receipt of the Notice of Objection, attempt in good faith to resolve the Buyer’s objections. During such 30-day period, the Seller and its representatives shall be permitted to review the working papers of the Buyer and the Buyer’s accountants relating to the Notice of Objection and the basis therefor. If the Buyer and the Seller are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to Citrin Cooperman & Co., LLP (such selected firm being the “Independent Expert”). The parties shall instruct the Independent Expert to render its written decision as promptly as practicable but in no event later than 60 days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Expert shall be allocated equally between the Buyer and the Seller.

(d) Within 10 days after the Statement has become final and binding in accordance with this Section 2.4, the Buyer shall pay to the Seller an amount in cash equal to the Seller Expenses. Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by the Seller.

2.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets of the Company in a manner to be determined by the Buyer and consented to by the Seller (which consent shall not be unreasonably withheld) on or prior to the Closing Date. Each of the Seller and the Buyer agrees to adhere to such allocation for all Tax purposes. The portion of the Purchase Price allocated to the Licenses shall be treated by the Seller as royalty income and by the Buyer as deductible royalty payments in respect of such Licenses for all Tax purposes. Each of Seller and Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns (including any related information statements and documents) with all appropriate taxing authorities on a basis consistent with this Section 2.5.

3. REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company and the Seller and Seller Parent hereby jointly and severally represent and warrant to the Buyer as follows:

3.1. Organization; No Activities.

3.1.1 Organization. Schedule 3.1.1 sets forth for each Acquired Company its name, jurisdiction and date of organization. Each Acquired Company is (or, in the case of DevCo, prior to the Closing Date will be) (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect. The Seller has (or, in the case of DevCo, prior to the Closing Date will have) delivered to the Buyer true, accurate and complete copies of (x) the Organizational Documents of each Acquired Company and (y) the minute books of each Acquired Company which contain records of all meetings held of, and other corporate actions taken by, its membership interestholders or stockholders, as the case may be, Board of Directors and any committees appointed by its Board of Directors.

3.1.2 No Activities. Prior to the date of this Agreement, neither of the Acquired Companies has engaged in any activities other than those related to its organization.

3.2. Power and Authorization.

3.2.1 Contemplated Transaction. The execution, delivery and performance by each Acquired Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of each Acquired Company and have been duly authorized by all necessary action on the part of each Acquired Company. This Agreement and each Ancillary Agreement to which each Acquired Company is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by each Acquired Company and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Acquired Company, enforceable against each such Acquired Company in accordance with its terms.

3.2.2 Capital Contribution. The Seller, in granting the license under Section 5.1.1(a) of the License Agreement made such grant as a contribution to the capital of Newco and properly reflected such contribution to capital in the records of the Seller and Newco.

3.2.3 Conduct of Business. Each Acquired Company has the full power and authority necessary to own and use its Assets and carry on its business.

3.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any Acquired Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by each Acquired Company.

3.4. Noncontravention. Neither the execution, delivery and performance by an Acquired Company or the Seller of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.4, violate any law, rule or regulation applicable to an Acquired Company; (b) result in a breach or violation of, or default under, any Contractual Obligation of any Acquired Company; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of any Acquired Company; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset; or (e) result in a breach or violation of, or default under, the Organizational Documents of any Acquired Company.

3.5. Capitalization of the Acquired Companies.

3.5.1 Outstanding Capital Stock. As of the date of this Agreement (or, in the case of DevCo, as of the Closing Date), the entire authorized capital of each Acquired Company is as set forth on Schedule 3.5. All of the outstanding membership interests or shares of capital stock, as the case may be, of each Acquired Company have been (or, in the case of DevCo, as of the Closing Date will have been) duly authorized, validly issued, and are or will be, as the case may be, fully paid and non-assessable.

3.5.2 Ownership. The Company holds no membership interests in its treasury. All of the outstanding Equity Interests of the Company and DevCo, respectively, are held of record and beneficially owned by the Seller and the Company, respectively. The Seller has delivered or made available to the Buyer true, accurate and complete copies of the stock ledger or equivalent of each Acquired Company which reflects all issuances, transfers, repurchases and cancellations of shares of its membership interests or capital stock, as the case may be.

3.5.3 Subsidiaries. On the Closing Date, the Company will have no Subsidiaries other than DevCo. All of the outstanding Equity Interests in DevCo on the Closing Date are set forth on Schedule 3.5 and will, on the Closing Date, be validly issued, fully paid and non-assessable. On the Closing Date, the Company will be beneficial owner of all of the Equity Interests in DevCo and hold such Equity Interests free and clear of all Encumbrances except as are imposed by applicable securities laws. Neither Acquired Company controls, directly or indirectly, or owns any Equity Interest in any other Person (except for the Company’s ownership interest in DevCo).

3.5.4 Encumbrances, etc. (a) There are no preemptive rights or other similar rights in respect of any Equity Interests in either Acquired Company, (b) except as imposed by applicable securities laws, there are no Encumbrances on, or other contractual obligations relating to, the ownership, transfer or voting of any Equity Interests in either Acquired Company, or otherwise affecting the rights of any holder of the Equity Interests in either Acquired Company, and (c) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of either Acquired Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in either Acquired Company.

3.6. Absence of Liabilities. Other than as provided in the Budget, neither Acquired Company has any Liabilities.

3.7. Absence of Certain Developments. Since the Company’s and DevCo’s organization, the Business has been conducted in the ordinary course of business and, except for the matters disclosed Schedule 3.7 (which matters have not had, and are not reasonably likely to have, a Material Adverse Effect):

(a) neither Acquired Company has (i) amended its Organizational Documents, (ii) amended any term of its outstanding Equity Interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities;

(b) neither Acquired Company has permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(c) neither Acquired Company has (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other Equity Interests or (ii) entered into, or performed, any transaction with, or for the benefit of, the Seller or any Affiliate of any Seller (other than payments made to officers, directors and employees in the ordinary course of business);

(d) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(e) neither Acquired Company has adopted any Employee Plan which provides for any non-statutory payments or benefits;

(f) neither Acquired Company has entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.7; and

(g) neither event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

3.8. Ownership of Assets. Each Acquired Company has good and marketable title to, or, in the case of property held under a Contractual Obligation, an Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible which consist solely of the assets set forth on Schedule 3.8 (collectively, the “Assets”). Except as disclosed on Schedule 3.8, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

3.9. Real Property.

3.9.1 Neither of the Acquired Companies owns or leases any real property.

3.10. [RESERVED]

3.11. Intellectual Property.

3.11.1 The Acquired Companies are the sole owners of or have the right to use all Company Technology, and none of the Company Technology is in the possession, custody, or control of any Person other than the Acquired Companies.

3.11.2 (a) Neither the Seller nor either of the Acquired Companies (i) has, directly or indirectly, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third party or (ii) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a Person must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business or the use of the Company Technology) and (b) neither the manufacture, use, sale or distribution of any of the Company Technology has directly or indirectly interfered with, infringed upon or otherwise come into conflict with any Intellectual Property rights of any third party. To Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Technology.

3.11.3 The Seller hereby repeats for the benefit of the Buyer as if set forth herein each of the representations and warranties set forth in Sections 12.1A of the License Agreement and Section 13A of the Support Agreement.

3.11.4 Schedule 3.11.4 identifies each License. Except as disclosed on Schedule 3.11, there are no royalties due to any third parties for the use of the Company Technology.

3.11.5 Except as disclosed on Schedule 3.11.5, none of the Company Technology constitutes or is dependent on or incorporates any open source computer code, and none of the Company Technology is subject to any License or other Contractual Obligation that would require the Company to divulge to any Person any source code or trade secret that is part of the Company Technology.

3.11.6 Except as disclosed on Schedule 3.11.6, each item of Intellectual Property owned or used by each Acquired Company immediately before the Closing Date will be owned or available for use by the Acquired Company on identical terms and conditions immediately subsequent to the Closing Date and such ownership or right to use will remain in effect without adverse change after the Closing Date. Each Acquired Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

3.11.7 The binding Settlement and License Term Sheet dated March 29, 2005, between Sky Technologies, Ltd and i2 Inc. and any binding agreement that implements such term sheet does not and will not adversely affect the Seller’s ability to perform under the License Agreement or the Support Agreement.

3.12. Legal Compliance; Illegal Payments; Permits.

3.12.1 Compliance. Neither Acquired Company is in breach or violation of, or default under (a) its Organizational Documents nor, to the Seller’s Knowledge, is there a basis which could constitute such a breach, violation or default; or (b) any material law, rule or regulation applicable to it or the Business nor, to Seller’s Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violation or defaults which have not had, and are not reasonably likely to have, a Material Adverse Effect.

3.12.2 Illegal Payments, etc. In the conduct of the Business, no Acquired Company nor any of its directors, officers, employees, sub-contractors or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder an Acquired Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.12.3 Permits. Each Acquired Company has been (or, in the case of DevCo, prior to the Closing, will have been) duly granted all Permits under all laws, rules or regulations necessary for the conduct of the Business. Schedule 3.12.3 describes each Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority or other Person responsible for issuing such Permit. The Permits are valid and in full force and effect, no Acquired Company is in breach or violation of, or default under, any such Permit, and, to the Seller’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default and the Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

3.13. Tax Matters.

3.13.1 Each Acquired Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by each Acquired Company (whether or not shown on any Tax Return) have been timely paid in full. There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances for current Taxes not yet due and payable.

3.13.2 Each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each Acquired Company has complied with all reporting and recordkeeping requirements.

3.13.3 No Acquired Company is a party to any Contractual Obligation relating to Tax sharing or Tax allocation. No Acquired Company has any Liability for the Taxes of any Person (other than an Acquired Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.13.4 No Acquired Company owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

3.13.5 The Company has, at all times since its organization, been disregarded as an entity separate from its owner for U.S. federal, state and local income tax purposes.

3.14. Employee Benefit Plans.

3.14.1 For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

3.14.2 Schedule 3.14 lists all Employee Plans as to which an Acquired Company sponsors, maintains, contributes or is obligated to contribute, or under which an Acquired Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of an Acquired Company or the beneficiaries or dependents of any such Person (each a “Company Plan”). With respect to each Company Plan, the Seller has delivered to the Buyer true, accurate and complete copies of each of the following: (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) copies of any summary plan descriptions, employee handbooks or similar employee communications.

3.14.3 No Acquired Company or any other Person that would be considered a single employer with an Acquired Company under the Code or ERISA has ever maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA. Except as required under Section 601 et seq. of ERISA, no Company Plan provides severance or salary continuation benefits or benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. Nothing has occurred with respect to any Company Plan that has subjected or could subject an Acquired Company to a penalty under ERISA or other Liability (other than a Liability for contributions, premiums or benefits payable in the normal course and in accordance with the terms of the Company Plan) or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a tax under Chapter 43 of the Code.

3.14.4 None of the Company Plans is sponsored by, or maintained solely by, the Acquired Companies or any of them, and upon consummation of the Contemplated Transactions will cease to be liable for any contributions, premiums or benefits under, and except to the extent required by Section 601 et seq. of ERISA all employees of the Acquired Companies will cease to participate actively in and will cease accruing additional benefits under, the Company Plans.

3.15. Contracts. Except for the Ancillary Agreements and as disclosed on Schedule 3.15, neither Acquired Company is bound by or a party to any Contractual Obligation. The Seller has delivered or made available to the Buyer true, accurate and complete copies of each written Contractual Obligation listed on Schedule 3.15, in each case, as amended or otherwise modified and in effect.

3.15.1 Enforceability, etc. To the Seller’s Knowledge, each Contractual Obligation required to be disclosed on Schedule 3.14 (Employee Plans), Schedule 3.15 (Contracts), or Schedule 3.21 (Insurance) (each, a “Disclosed Contract”) is Enforceable against each party to such Contractual Obligation (other than DS Parent or any of its Subsidiaries as to which the Seller and Seller Parent make no representation or warranty), and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.3, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

3.15.2 Breach, etc. No Acquired Company or, to the Seller’s Knowledge, any other party to any Contractual Obligation (other than DS Parent or any of its Subsidiaries as to which the Seller and Seller Parent make no representation or warranty) is in breach or violation of, or default under, or has repudiated any provision of, any Contractual Obligation.

3.16. Affiliate Transactions. Neither the Seller nor any of its Affiliates is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, an Acquired Company. Neither the Seller nor any of its Affiliates owns any Asset used in, or necessary to, the Business.

3.17. Suppliers. Schedule 3.17 sets forth a complete and accurate list of all suppliers of materials, products or services to the Acquired Companies. The relationships of the Acquired Companies with its suppliers are good commercial working relationships and none of such suppliers has canceled, terminated or otherwise materially altered or notified an Acquired Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter its relationship with an Acquired Company.

3.18. Employees.

(a) Schedule 3.18(a) (which was previously delivered to the Buyer) sets forth a complete list of each individual that is, on the date hereof, or is expected, at the Closing Date, to be employed by Newco or DevCo either on a full-time, part-time, or contractor basis (each, an “Employee”), describes the nature of such relationship and sets forth the annual Compensation owed to such Employee. Schedule 3.18(a) shall identify groups of Employees as follows: employees of i2 India who shall be contracted to one of the Acquired Companies; employees of i2 India who shall be employed by DevCo and based in India; employees of i2 India who shall be employed by DevCo and based in the United States; and employees of the Seller who shall be contracted to Newco and based in the United States.

(b) Schedule 3.18(b) shall include the execution copy of each Contractor Agreement entered into prior to the date hereof and shall be updated prior to the Closing with any Contractor Agreement entered into prior thereto.

(c) There are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Seller’s Knowledge, threatened between an Acquired Company, on the one hand, and its employees, on the other hand, and there have been no such troubles since the Acquired Companies were organized. No employee of an Acquired Company is represented by a labor union, neither Acquired Company is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, no petition has been filed or proceedings instituted by an employee or group of employees of either Acquired Company with any labor relations board seeking recognition of a bargaining representative and there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of either Acquired Company and no demand for recognition of employees of an Acquired Company has been made by, or on behalf of, any labor union. No executive officer’s or other key employee’s employment with the Acquired Companies has been terminated for any reason nor has any such officer or employee notified the Company of his or her intention to resign or retire.

(d) Each of the Acquired Companies is in compliance in form and operation with all applicable labor laws. Each of the Acquired Companies and its contractors is in full and formal compliance with all laws applicable to deployment and usage of contract labor. All contributions (including all employer contributions and employee salary reduction contributions) that are due under any applicable labor laws have been paid and all contributions for any period ending on or before the Closing Date that are not yet due will be paid on a timely basis. No employee of DevCo has been entitled to receive workmen’s compensation under the Workmen’s Compensation Act, 1923 or to claim benefits under the Employees State Insurance Act, 1948. There are no current plans or obligations to pay any of the Acquired Companies’ employees for loss of office or redundancy. There are no pending claims for back wages, dues or payments in any other form demanded by any of the Acquired Companies’ past or present employees or workmen. There are no labor or employment related disputes pending against either Acquired Company before any labor courts, arbitral tribunals, courts, or other judicial or quasi-judicial authority. There has not been any instance of disciplinary proceedings or claims taken out against any worker or employee of either Acquired Company and there is no outstanding dispute or claim against either Acquired Company in this regard. Neither of the Acquired Companies is providing non-statutory pension or superannuation schemes to any of its employees or workmen.

3.19. Litigation; Governmental Orders.

3.19.1 Litigation. There is no Action to which an Acquired Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Seller’s Knowledge, threatened, which may affect an Acquired Company or its ownership of, or interest in, any Asset or the use or exercise by the Acquired Companies of any Asset. There is no Action to which an Acquired Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Seller’s Knowledge, threatened, which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (b) may result in any change in the current equity ownership of any Acquired Company, nor, to the Seller’s Knowledge, is there any basis for any of the foregoing. There is no Action which an Acquired Company presently intends to initiate.

3.19.2 Governmental Orders. No Governmental Order has been issued which is applicable to, or otherwise affects, an Acquired Company or its Assets or the Business.

3.20. Products. Other than software development activity undertaken in furtherance of the License Agreement and the Support Agreement, neither of the Companies has manufactured, sold, leased, licensed, delivered or installed any products.

3.21. Insurance. Schedule 3.21 sets forth a list of insurance policies, including policies by which the Acquired Companies, or any of their Assets, employees, officers or directors or the Business has been insured since their organization (the “Liability Policies”) and their respective expiration dates. The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer. The Seller has made available to the Buyer true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 3.21 describes any self-insurance arrangements affecting the Acquired Companies. The Acquired Companies have since their organization maintained in full force and effect with financially sound and reputable insurers insurance with respect to their Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. No insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has threatened to cancel any Liability Policy. To the Seller’s Knowledge, no insurer plans to raise the premiums for, or materially alter the coverage under, any Current Liability Policy. Except as disclosed on Schedule 3.21, the Acquired Companies will after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

3.22. Banking Facilities. Schedule 3.22 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which an Acquired

Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by an Acquired Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of an Acquired Company.

3.23. Powers of Attorney. No Acquired Company has general or special powers of attorney outstanding (whether as grantor or grantee thereof).

3.24. No Brokers. Neither Acquired Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Seller.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller hereby represents and warrants to the Buyer that:

4.1. Organization. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2. Power and Authorization. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Seller and, if applicable, have been duly authorized by all necessary action on the part of the Seller. This Agreement and each Ancillary Agreement to which the Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by such Seller and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

4.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 4.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Seller.

4.4. Noncontravention. Neither the execution, delivery and performance by the Seller of this Agreement or any Ancillary Agreement to which the Seller is (or will be) a party nor the consummation of the Contemplated Transactions will (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any provision of any law, rule or regulation applicable to the Seller; (b) result in a breach or violation of, or default under, any Contractual Obligation of the Seller; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or (d) result in a breach or violation of, or default under, the Seller’s Organizational Documents.

4.5. Title. The Seller is the record and beneficial owner of the Purchased Interests, and has good and marketable title to such Purchased Interests, free and clear of all Encumbrances except as are imposed by applicable securities laws. The Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Purchased Interests held by the Seller, free and clear of all Encumbrances. Immediately following the Closing, the Buyer will be the record and beneficial owner of such Purchased Interests, and have good and marketable title to such Purchased Interests, free and clear of all Encumbrances except as are imposed by applicable securities laws or created by the Buyer. Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which the Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire the Purchased Interests or other Equity Interests in an Acquired Company.

4.6. No Brokers. The Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Buyer could be liable.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Seller and Seller Parent that:

5.1. Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2. Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Buyer and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

5.3. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Buyer.

5.4. Noncontravention. Neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority violate any provision of any law, rule or regulation applicable to the Buyer; (b) result in a breach or violation of, or default under, any Contractual Obligation of the Buyer; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or (d) result in a breach or violation of, or default under, the Buyer’s Organizational Documents.

5.5. No Brokers. The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Seller could be Liable.

6. COVENANTS.

6.1. Closing. The Seller will, and will cause the Acquired Companies to take all of the actions and deliver all the various certificates, documents and instruments described in Section 7 as being performed or delivered by the Seller or the Acquired Companies.

6.2. Operation of Business.

6.2.1 Conduct of Business. From the date of this Agreement until the Closing Date, the Company will and the Seller will cause the Acquired Companies to:

(a) conduct the Business only in the ordinary course of business;

(b) maintain the value of the Business as a going concern;

(c) preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees; and

(d) consult with the Buyer prior to taking any action or entering into any transaction that may be of strategic importance to an Acquired Company.

6.2.2 Buyer’s Consent. Without limiting the generality of Section 6.2.1, without the written consent of the Buyer, the Company will not, and the Seller will cause the Acquired Companies not to:

(a) take or omit to take any action that would cause the representations and warranties in Section 3 to be untrue at, or as of any time prior to, the Closing Date;

(b) either (i) amend its Organizational Documents, (ii) amend any term of its outstanding Equity Interests or other securities or (iii) issue, sell, grant, or otherwise disposed of, its Equity Interests or other securities;

(c) become liable in respect of any Guarantee or incur, assume or otherwise become liable in respect of any Debt;

(d) permit any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(e) either (i) make any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other Equity Interests or (ii) enter into, or perform, any transaction with, or for the benefit of, the Seller or any Affiliate of any Seller (other than payments made to officers, directors and employees in the ordinary course of business);

(f) increase the Compensation payable or paid, whether conditionally or otherwise, to any officer, director, employee, consultant or agent above such amounts set forth in Schedule 3.18(a);

(g) enter into any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting sub-contractor or other basis or otherwise providing Compensation or other benefits to any officer, director, employee, contractor, sub-contractor or consultant (other than an Employee set forth on Schedule 3.18(a) or 3.18(b) as such Schedule may be amended from time to time with the consent of the Buyer);

(h) make, change or revoke any material Tax election, elect or change any method of accounting for Tax purposes, settle any Action in respect of Taxes or enter into any Contractual Obligation in respect of Taxes with any Governmental Authority;

(i) terminate or close any facility, business or operation;

(j) except as set forth in Schedule 3.7, adopt any Employee Plan;

(k) write up or write down any of its material Assets or revalue its inventory;

(l) incur any expense not included in the Budget; or

(m) enter into any Contractual Obligation to do any of the things referred to elsewhere in this Section 6.2.2.

6.3. Notices and Consents.

6.3.1 Acquired Companies. The Seller will cause the Acquired Companies to give all notices to, make all filings with and use their commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 3.3 and Schedule 3.4 or as otherwise reasonably requested by the Buyer.

6.3.2 Seller. The Seller will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 4.3 and Schedule 4.4 or as otherwise reasonably requested by the Buyer.

6.3.3 Buyer. The Buyer will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 5.3 and Schedule 5.4 or as otherwise reasonably requested by the Company.

6.4. [RESERVED]

6.5. Notice of Developments. From the date of the Agreement until the Closing Date, the Company and the Seller will give the Buyer prompt written notice upon becoming aware of any material development affecting the Assets, Liabilities, Business, Employees, financial condition, operations or prospects of an Acquired Company, or any event or circumstance that could reasonably be expected to result in a breach of any of the Company’s or the Seller’s representations and warranties; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

6.6. Seller’s Release. Effective as of the Closing, the Seller hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Acquired Companies except for (a) rights and claims arising from or in connection with this Agreement and the Ancillary Agreements and (b) rights and claims arising from or in connection with claims asserted against such Seller by third parties for which the Buyer Indemnified Persons are not entitled to indemnification by the Seller pursuant to Section 10.2.

6.7. Confidentiality.

6.7.1 Confidentiality of the Seller.

(a) The Seller acknowledges that the success of the Acquired Companies after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by the Seller, that the preservation of the confidentiality of such information by the Seller is an essential premise of the bargain between the Seller and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.7.1(a). Accordingly, the Seller hereby agrees with the Buyer that the Seller and its Representatives will not, and will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business or an Acquired Company; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (ii) that is required by any applicable Legal Requirement to be disclosed (in which case the Seller will provide the Buyer with the opportunity to review in advance the disclosure); and provided, further, that the provisions of this Section 6.7.1(a) will not prohibit any retention of copies of records or disclosure (a) required by any applicable Legal Requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions. The Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 6.7.1(a) by any of its Representatives.

(b) Notwithstanding the foregoing, the Seller and each of its Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the you relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii).

6.8. Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer and the Seller; provided, however, that the provisions of this Section 6.8 will not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

6.9. Noncompetition and Nonsolicitation. The parties acknowledge and agree that they are subject to the non-competition covenants set forth in the License Agreement and the Support Agreement. Except as otherwise provided in the Contractor Agreements, for a period of two years from and after the Closing Date, neither the Seller, nor any of its Affiliates will recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Employee to leave the employ of the Acquired Companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.9 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.10. Further Assurances. From and after the Closing Date, upon the request of the Seller or the Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of an Acquired Company or other Person with whom an Acquired Company has a relationship from maintaining the same relationship with the Acquired Company after the Closing as it maintained prior to the Closing. The Seller will refer all customer inquiries relating to the Business to the Buyer, or an Acquired Company, as appropriate, from and after the Closing.

6.11. Employees.

(a) The Seller shall cause Newco or DevCo, as the case may be, on or prior to the Closing Date, to enter into the Contractor Agreements with respect to the persons set forth on Schedule 3.18(a) and to hire the Employees in the capacities and on the terms set forth on Schedule 3.18(a) (as such Schedule may be amended from time to time prior to the Closing with the Buyer’s consent).

(b) The parties hereto acknowledge that it is preferable that each Employee be hired by Newco or DevCo, as the case may be, as a full-time employee but that, in the case of certain of the Employees, certain Legal Requirements or other circumstances make such arrangement impracticable at the date hereof. As soon as practicable following such time as such Legal Requirements or other circumstances are satisfied or resolved (whether before or after the Closing Date), the parties hereto will use their commercially reasonable efforts to cause such Employees to be hired by Newco or DevCo, as the case may be, as full-time employees.

(c) The parties hereto acknowledge that the Seller and Seller Parent uniquely possess the know-how for the development of the SRM Intellectual Property. Accordingly, in the event that any Employee leaves the employment of the Buyer Newco or DevCo (either voluntarily or such Employee is terminated by the Buyer, Newco or DevCo because such Employee’s performance is not reasonably satisfactory to the Buyer) during the 12-month period following the Closing Date, the Seller and Seller Parent shall use their commercially reasonable efforts to identify and make available to the Buyer, Newco or DevCo, as the case may be, suitable full-time replacement employee(s) or, at the Buyer’s option, provide reasonably adequate training on the Seller’s software at the Seller’s standard rates for such training for any such replacement employee hired by the Buyer, Newco or DevCo.

6.12. Source Code. The Seller shall, on or prior to the Closing Date, deliver to the Buyer and the Company a current version, as of the Closing Date, of all Source Code and Source Code Documentation (as such terms are defined in the License Agreement) as required by the terms of the License Agreement.

7. CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING.

The obligations of the Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions:

7.1. Representations and Warranties. The representations and warranties of the Company and the Seller contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

7.2. Performance. Each Acquired Company and the Seller will have performed and complied in all respects, with all agreements, obligations and covenants contained in this

Agreement that are required to be performed or complied with by them at or prior to the Closing.

7.3. LLC Interests. The Seller will have delivered to the Buyer a duly executed LLC interest transfer power evidencing the transfer all of the Purchased Interests (which are uncertificated).

7.4. DevCo. DevCo shall have been duly organized and be validly existing under applicable law and shall possess all valid authorizations, permits and licenses to enable it to conduct its operations as contemplated by this Agreement.

7.5. Compliance Certificate. The Company and the Seller will have delivered to the Buyer a certificate substantially in the form of Exhibit 7.5.

7.6. Absence of Litigation. No Action will be pending or threatened in writing which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of the Buyer to own the Purchased Interests (including the right to vote the Purchased Interests), to control the Acquired Companies, or to operate all or any material portion of either the Business or Assets or of the business or assets of the Buyer or any of its Affiliates or (d) would compel the Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or Assets or the business or assets of the Buyer or any of its Affiliates.

7.7. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 3.3, Schedule 3.4, Schedule 4.3, and Schedule 4.4 or as otherwise reasonably requested by the Buyer, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, and no such authorization, consent or approval will have been revoked.

7.8. Proceedings and Documents. All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Buyer and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

7.9. Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered to the Buyer by each of the other parties thereto and shall be in full force and effect.

7.10. No Material Adverse Change. Since the date of this Agreement, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect.

7.11. Employees. Each of the following tests shall have been satisfied:

(a) At least 24 of the Employees set forth on Schedule 3.18(a) (as such Schedule may be amended from time to time prior to the Closing with the Buyer’s consent) shall be hired by Newco or DevCo, as the case may be, in the capacities and on the terms set forth on such Schedule and the Seller shall have delivered to the Buyer evidence of such employment reasonably satisfactory to the Buyer; provided that each of the individuals previously identified by the Buyer to the Seller shall be included in such group of 24.

(b) At least 20 of the 26 employees identified on Schedule 3.18(a) as (i) “DI” or “IC” or (ii) being employed by DevCo shall be hired by Newco or DevCo, as the case may be, in the capacities and on the terms set forth on such Schedule and the Seller shall have delivered to the Buyer evidence of such employment reasonably satisfactory to the Buyer.

(c) At least six (6) of the ten (10) Employees identified on Schedule 3.18(a) as “IC” shall be contracted to Newco or DevCo on the terms set forth on such Schedule.

(d) Each of the individuals identified on Schedule 3.18(a) with a single asterisk (*) shall be hired by Newco or DevCo, as the case may be, in the capacities and on the terms set forth on such Schedule and the Seller shall have delivered to the Buyer evidence of such employment reasonably satisfactory to the Buyer.

(e) At least three (3) of the four (4) individuals identified on Schedule 3.18(a) with a double asterisk (**) shall be hired by Newco or DevCo, as the case may be, in the capacities and on the terms set forth on such Schedule and the Seller shall have delivered to the Buyer evidence of such employment reasonably satisfactory to the Buyer.

7.12. Source Code. The Seller shall have delivered to the Buyer and the Company a current version, as of the Closing Date, of all Source Code and Source Code Documentation (as such terms are defined in the License Agreement) as required by the terms of the License Agreement and the acceptance tests required by Section 4 of the License Agreement shall have been successfully completed.

7.13. Diligence. The Buyer shall have completed to its satisfaction an operational, financial and legal diligence investigation of the Acquired Companies.

7.14. Budget. The actual aggregate monthly cost of the Employees shall be as set forth in Schedule 3.18(a), such amounts to be confirmed by reference to the terms of the Employment Agreements and the Contractor Agreements.

8. CONDITIONS TO THE SELLER’S OBLIGATIONS AT THE CLOSING.

The obligation of the Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by the Seller in accordance with Section 12.3):

8.1. Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time and the Buyer shall have delivered to the Seller a certificate to such effect.

8.2. Performance. The Buyer will have performed and complied with, in all respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.

9. TERMINATION.

9.1. Termination of Agreement.

(a) This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(i) by mutual written consent of the Buyer and the Seller;

(ii) by either the Buyer or the Seller by providing written notice to the other at any time after June 30, 2005 (the “Drop Dead Date”) if the Closing will not have occurred by reason of the failure of any condition set forth in Section 7, in the case of the Buyer, or Section 8, in the case of the Seller, to be satisfied (unless such failure is the result of one or more breaches or violations of any covenant, agreement, representation or warranty of this Agreement by the terminating party);

(iii) by either the Buyer or the Seller if a final, nonappealable Governmental Order permanently enjoining, restraining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction;

(iv) by the Buyer if either (i) there will be a breach of any representation or warranty of the Company or the Seller contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Buyer’s right to terminate will arise only in the event of a breach of such representation or warranty as of such specified date or time) or (ii) the Company or the Seller will have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 7 and cannot be or has not been cured on or before the earlier of five Business Days before the Drop Dead Date or ten Business Days after the Buyer notifies the Company of such breach or violation; or

(v) by the Seller if either (i) there will be a breach of any representation or warranty of the Buyer contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Seller’s right to terminate will arise only in the event of a breach of such representation or warranty as of such specified date or time) or (ii) the Buyer will have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of the condition set forth in Section 8 and cannot be or has not been cured on or before the earlier of five Business Days before the Drop Dead Date or ten Business Days after the Seller notifies the Company of such breach or violation.

(b) This Agreement shall automatically terminate without action, by any party hereto if the License Agreement or the Support Agreement shall have been terminated prior to the Closing having occurred.

9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement – other than the provisions of Sections 3.24, 4.6 and 5.5 (No Brokers), 6.7 (Confidentiality), 6.8 (Publicity), 10 (Indemnification) 12.10 (Governing Law) and 12.11 (Jurisdiction) 12.13 (Waiver of Jury Trial) – will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date; provided, however, that if (i) the Buyer terminates this Agreement pursuant to Section 9.1(a)(ii) or (iv), or if this Agreement shall have terminated pursuant to Section 9.01(b) due to the breach by the Seller or the Company of the License Agreement or the Support Agreement or the insolvency of the Company or the Seller, the Buyer shall, within ten (10) days after the Termination Date, provide to the Seller documentation as to the Buyer Expenses and the Seller shall, within thirty (30) days after the Termination Date, pay to the Buyer an amount in cash equal to the Buyer Expenses and (ii) if the Seller terminates this Agreement pursuant to Section 9.1(a)(ii) or (v), or if this Agreement shall have terminated pursuant to Section 9.1(b) due to the breach by the Buyer of the License Agreement or the Support Agreement or the insolvency of the Buyer, the Seller shall, within ten (10) days after the Termination Date, provide to the Buyer documentation as to the Seller Expenses and the Buyer shall, within thirty (30) days after the Termination Date, pay to the Seller an amount in cash equal to the Seller Expenses. The procedure set forth in Section 2.4 with regard to the resolution of disputes concerning the calculation of Seller Expenses shall apply to the resolution of disputes concerning calculation of Buyer Expenses and Seller Expenses under the proviso to this Section 9.2.

10. INDEMNIFICATION.

10.1. Indemnification by the Seller.

10.1.1 Indemnification. Subject to the limitations set forth in this Section 10, the Seller will indemnify and hold harmless the Buyer and each of its Affiliates (including, following the Closing, each Acquired Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances,

losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a) any fraud of the Seller or the Company or any breach of any representation or warranty made by the Company or the Seller or any of them in this Agreement (other than in Section 4), any Ancillary Agreement or in any document, Schedule, instrument or certificate required to be delivered pursuant to this Agreement;

(b) any breach or violation of any covenant or agreement of the Company to the extent required to be performed or complied with by the Company prior to the Closing in or pursuant to this Agreement or any Ancillary Agreement;

(c) any breach of any representation or warranty made by the Seller in Section 4, any Ancillary Agreement or in any document, Schedule, instrument or certificate required to be delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to Seller’s Knowledge and materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(d) any breach or violation of any covenant or agreement of the Seller (including under this Section 10) in or pursuant to this Agreement or any Ancillary Agreement; or

(e) any accrued and unpaid expense or liability of Newco or DevCo as of the Closing that exceeds the amount of the particular Seller Expenses set forth in the Budget (other than Buyer Expenses invoiced to an Acquired Company).

10.1.2 Monetary Limitations. The Seller will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Sections 10.1.1(a) and 10.1.1(c) in respect of Losses arising from the breach of any representation or warranty described therein unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $100,000 (at which point the Seller will indemnify the Buyer Indemnified Persons for all such Losses), and the Seller’s aggregate liability in respect of claims for indemnification pursuant to Sections 10.1.1(a) will not exceed the Purchase Price; provided, however, that, subject to Section 10.2A, the Seller’s aggregate liability in respect of claims for indemnification pursuant to Section 10.1.1(a) in respect of breaches of representations and warranties set forth in Section 3.11 (Intellectual Property) (except as provided below) will not exceed the aggregate of the Purchase Price and the fees paid by Newco to the Seller under the License Agreement and the Support Agreement during the twelve (12) month period immediately preceding the date a claim is made; and provided, further, however, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Sections 10.1.1(a) and 10.1.1(c) in respect of breaches of representations and warranties set forth in Sections 3.1.1 (Organization; No Activities),

3.11 (Intellectual Property) to the extent such claim relates to a third-party infringement claim, 4.1 (Organization) or 4.5 (Title) or (b) claims based upon fraud or intentional misrepresentation.

10.2. Indemnity by the Buyer.

10.2.1 Indemnification. Subject to the limitations set forth in this Section 10, the Buyer will indemnify and hold harmless each the Seller and the Seller’s Affiliates (including, prior to the Closing, each Acquired Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a) any fraud of the Buyer or any breach of any representation or warranty made by the Buyer in this Agreement any Ancillary Agreement or in any document, Schedule, instrument or certificate required to be delivered pursuant to this Agreement;

(b) any breach or violation of any covenant or agreement of the Buyer (including under this Section 10) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement or any Ancillary Agreement; or

(c) any breach or violation of any covenant or agreement of the Buyer (including under this Section 10) in or pursuant to this Agreement.

10.2.2 Monetary Limitations. The Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 10.2.1(a) in respect of Losses arising from the breach of any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds $100,000 (at which point the Buyer will indemnify the Seller Indemnified Persons for all such Losses), and the Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 10.2.1(a) will not exceed the Purchase Price; provided, however, that foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 10.2.1(a) in respect of breaches of representations and warranties set forth in Section 5.1 (Organization) or (b) claims based upon fraud or intentional misrepresentation.

10.2A No Multiple Recovery. Notwithstanding that a fact or set of facts could give rise to a claim under this Agreement, the License Agreement and/or the Support Agreement, no party to this Agreement shall be entitled to more than a single recovery in connection with such facts or set of facts. Nothing herein or in the License Agreement or the Support Agreement, however, shall limit the ability of a party to bring an action under one or more of such agreements

10.3. Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 10.1.1(a) or 10.2.1(a) for any breach of any representation or warranty unless a written notice describing such breach in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

(a) at any time, in the case of any breach of the representations and warranties set forth in Sections 3.1.1 (Organization), 3.2 (Power and Authorization), 3.4 (Breach of Organizational Documents), 3.5 (Capitalization), 3.24 (No Brokers), 4.1 (Organization), 4.2 (Power and Authorization), 4.4 (No Breach of Organizational Documents of Seller), 4.5 (Title), 4.6 (No Brokers), 5.1 (Organization), 5.2 (Power and Authorization), 5.4 (Breach of Organizational Documents) or 5.5 (No Brokers);

(b) at any time, in the case of any claim or suit based upon violations of law, fraud or intentional misrepresentation;

(c) at any time prior to the thirtieth day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of the representations and warranties set forth in Sections 3.13 (Tax Matters), 3.12.1 (Compliance with Legal Requirements), 3.12.2 (No Illegal Payments, Etc.) or 3.14 (Employee Benefit Plans);

(d) at any time prior to the seventh anniversary of the Closing Date in the case of any breach of the representations set forth in Section 3.11 (Intellectual Property); and

(e) at any time prior to August 15, 2006, in the case of any breach of any other representation and warranty in this Agreement.

10.4. Third Party Claims.

10.4.1 Notice of Claim. If any third party shall notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnified Claim against an Indemnifying Party under this Section 10, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 10, except to the extent such delay actually and materially prejudices the Indemnifying Party.

10.4.2 Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 10.4.1. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third

Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (f) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

10.4.3 Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

10.4.4 Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 10.4.2 within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 10.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 10.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 10.

10.4.5 Consent to Jurisdiction Regarding Third Party Claim. The Buyer and the Seller, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 12.11 are incorporated herein by reference, mutatis mutandis.

10.5. Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 10 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 10 without regard to the availability of a remedy under any other provision of this Section 10.

10.6. Exclusive Remedy. The parties hereto acknowledge and agree that, in the absence of fraud or intentional misrepresentation, the remedies provided for in this Agreement shall be the parties’ sole and exclusive remedy with respect to the subject matter of this Agreement; provided that the foregoing shall not be construed as limiting in any way to the right of a party to seek injunctive relief in accordance with Section 12.12 or to pursue its remedies as set forth in the Ancillary Agreements.

11. TAX MATTERS

11.1. Certain Taxes and Fees. All transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be paid by the Seller when due. The Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, the Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

11.2. Cooperation on Tax Matters. The Buyer, the Acquired Companies, and the Seller will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Acquired Companies (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

12. MISCELLANEOUS

12.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Buyer, to it at:

Enovia Corp.

10330 David Taylor Drive

Charlotte, NC 28262

Telephone number: (704) 264-8779

Facsimile number: (704) 264-8822

Attention: Martine Wallimann

with a copy to:

Ropes & Gray LLP 45

Rockefeller Plaza

New York, New York 10111

Telephone number: (212) 841-5700

Facsimile number: (212) 841-5725

Attention: Jonathan P. Cramer

If to the Company, the Seller and Seller Parent, to it at:

11701 Luna Road

Dallas, TX 75234

Telephone number: (469) 357-1000

Facsimile number: (469) 357-6566

Attention: General Counsel

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 12.1 to each of the other parties hereto.

12.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any Liability hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

12.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer, the Company, the Seller and Seller Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

12.4. Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

12.5. Schedules; Listed Documents, etc. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule.

12.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.

12.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

12.8. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

12.9. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated will not detract from or mitigate the fact that the party has breached or violated the first representation, warranty or covenant.

12.10. Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.11. Jurisdiction; Venue; Service of Process.

12.11.1 Jurisdiction. Subject to the provisions of Section 10.4.5, each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

12.11.2 Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in the Borough of Manhattan. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

12.11.3 Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.12. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

12.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE BUYER:	ENOVIA CORP.

	By:	/s/ JOEL R. LEMKE
		Name:	Joel R. Lemke
		Title:	CEO

THE COMPANY:	SOFTSRM, LLC

	By:	/s/ SAMIR BHARGAVA
		Name:	Samir Bhargava
		Title:	President

THE SELLER:	i2 TECHNOLOGIES U.S. INC.

	By:	/s/ MICHAEL E. MCGRATH
		Name:	Michael E. McGrath
		Title:	CEO and President

THE SELLER PARENT:	i2 TECHNOLOGIES, INC.

	By:	/s/ MICHAEL E. MCGRATH
		Name:	Michael E. McGrath
		Title:	CEO and President

[Signature Page to LLC Interest Purchase Agreement]